UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2010

FUSHI COPPERWELD, INC.

(Exact name of Registrant as specified in charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

TYG Center Tower B, Suite 2601 Dongsanhuan Bei Lu, Bing 2 Beijing, PRC 100027
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (011)-86-10-8447-8280

  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On October 19, 2010, Mr. Craig H. Studwell was appointed as Executive Vice President and Chief Financial Officer of Fushi Copperweld, Inc. (the “Company”). Mr. Studwell succeeds Wenbing Christopher Wang as the Company’s Chief Financial Officer, effective immediately.  Mr. Wang will continue to serve as the Company’s President and a member of the board of directors.

Mr. Studwell, 62, brings over 35 years of experience in banking and corporate finance in the United States, Asia, and Europe.  He previously served as Senior Vice President and Chief Financial Officer of Paramount Petroleum Company, an independent refiner and marketer of asphalt, gasoline, diesel, military fuels and petroleum feed stocks, where he oversaw Corporate Accounting, Treasury, and Corporate Finance.  Prior to that, he served as Senior Vice President, Finance and Planning for Pacific Millennium Corporation, a multinational corporation engaged in pulp and paper distribution, paper manufacturing, and investments where he worked extensively in China, Hong Kong, and Asia, overseeing the firm’s Treasury, Corporate Finance and Accounting  activities.  Prior to that, Mr. Studwell held senior level management positions with commercial banking institutions in Los Angeles, New York, and Milan.  Mr. Studwell holds a Bachelor of Science Degree in Finance from New York University.

The Company and Mr. Studwell have executed an executive employment agreement (the “Employment Agreement”) effective as of October 19, 2010 (the “Effective Date”) setting forth certain terms of his employment. The term of Mr. Studwell’s employment shall be for three years unless terminated earlier pursuant to the terms of the Employment Agreement. In accordance with the Employment Agreement, Mr. Studwell will receive a base salary of $180,000 per year and will be entitled to participate in an annual cash bonus plan as determined by the Compensation Committee of the Board of Directors.  Mr. Studwell will receive stock options to purchase a total of 150,000 shares at a strike price equal to the closing price of the Company’s common stock on the Effective Date, which option shall vest in equal installments of 30,000 options on each anniversary of the Effective Date for a period of five years.  In addition, Mr. Studwell will receive an award of 30,000 shares of restricted stock, which stock shall vest in equal installments of 6,000 shares on each anniversary of the Effective Date for a period of five years. Mr. Studwell is entitled to a severance payment upon termination without Cause (as defined in the Employment Agreement) by the Company or for Good Reason (as defined in the Employment Agreement) of (i) any accrued and unpaid salary as of his date of termination within thirty days of the date of termination, (ii) any accrued and unpaid bonus for any prior fiscal year, and (iii) an amount equal to the sum of (a) 50% of his then current annual base salary and (b) 50% of the average annual cash bonus payments paid by the Company to the Executive during the preceding three (3) fiscal years of the Company, and such sum shall be payable in six (6) substantially equal monthly payments; provided that each payment is intended to constitute a separate payment within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Mr. Studwell has also entered into Fushi’s Employee Confidentiality & Unfair Competition Agreement, which  governs his obligations during and after the term of the Employment Agreement with respect to confidentiality, non-competition, non-solicitation and non-interference and patent and trademark assignment.

Mr. Studwell has no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Studwell had, or will have, a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Executive Employment Agreement dated as of October 19, 2010 between the Company and Craig H. Studwell

99.1	Press Release Exhibit dated October 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: October 19, 2010	By :
		Name:	Wenbing Christopher Wang
		Title:	President